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                                                                  EXHIBIT (C)(6)

                       AMENDMENT TO SHAREHOLDER AGREEMENT

     This Amendment is made as of June 18, 1996 (the "Amendment") by and among Guaranty National Corporation, a Colorado corporation ("Guaranty"), Orion Capital Corporation, a Delaware corporation ("Orion") and certain of Orion's wholly-owned subsidiaries, as listed on the signature page hereof (the "Subsidiaries"); this Amendment further revises that certain Shareholder Agreement dated as of November 7, 1991 by and among Guaranty, Orion and certain subsidiaries of Orion named therein. (The November 7, 1991 Shareholder Agreement, as previously amended on February 2, 1994 and March 2, 1995, is herein referred to as the "Shareholder Agreement.") Terms defined in the Shareholder Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Shareholder Agreement.

     WHEREAS, Orion and the Subsidiaries currently own approximately 49.5% of the outstanding Guaranty Common Stock, including certain shares received in 1995 on conversion of Guaranty's 7.85% Subordinated Notes due July 1, 2003 (the "7.85% Notes"); and

     WHEREAS, Orion and certain of the Subsidiaries have made a tender offer to purchase up to 4,600,000 additional shares of Guaranty Common Stock; and

     WHEREAS, Guaranty, Orion and the Subsidiaries have determined that it would be in their mutual best interests further to amend the Shareholder Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and subject to the terms and conditions hereinafter set forth, Guaranty, Orion and the Subsidiaries agree to further amend the Shareholder Agreement, as follows:

     Two additional subsidiaries of Orion, EBI Indemnity Company and SecurityRe, Inc., are hereby added as signatories to this Shareholder Agreement inasmuch as such companies currently hold shares of outstanding Guaranty Common Stock, which shares were received on conversion of the 7.85% Notes.

     Subject to at least 4,600,000 shares of outstanding Guaranty Common Stock having been validly tendered, accepted for payment and paid for pursuant to the tender offer, then, effective upon the closing of the purchase of such shares, the Section entitled "Miscellaneous" shall be amended by adding a new Subsection
3.10 to the Shareholder Agreement, as follows:

3.10  Further Agreements

     (a) Orion and the Subsidiaries will not purchase, prior to July 1, 1999, additional shares of Guaranty Common Stock (if after giving effect to such purchase they would own more than 81% of the outstanding Guaranty Common Stock) other than pursuant to an offer made for all shares of outstanding Guaranty Common Stock not held by them, which offer is conditioned upon the acceptance thereof by at least a majority of the shares of Guaranty Common Stock then outstanding and not held by Orion and the Subsidiaries.

     (b) If an offer is made to holders of shares of outstanding Guaranty Common Stock, as described in subparagraph (a) above, prior to July 1, 1999, Orion and the Subsidiaries will offer a purchase price involving consideration equal to at least $18.50 per share.

     (c) Orion and the Subsidiaries will support the adoption of a policy by the Board of Directors of Guaranty that any repurchase of shares of outstanding Guaranty Common Stock by Guaranty prior to July 1, 1999 should be approved by a majority of those members of the Board of Directors who are independent of and not employed by any of Orion or the Subsidiaries.

     (d) If, at any time during the five-year period following July 1, 1996, Orion and the Subsidiaries should wish to sell as a block 90% or more of the aggregate number of shares then owned by them, or propose a merger or consolidation involving Guaranty, they will not do so unless (i) in the case of a sale of 90% or more of the aggregate number of shares owned by Orion and the Subsidiaries, the purchaser of such shares
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undertakes to offer to purchase all other shares of Guaranty Common Stock outstanding for consideration of substantially equivalent value to that offered to Orion and the Subsidiaries or (ii) in the case of a merger or consolidation, all shares are exchanged for substantially equivalent value.

     All other terms of the Shareholder Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the day and year set forth in the heading hereof.

                                  GUARANTY NATIONAL CORPORATION

                                  By:         /s/ ARTHUR J. MASTERA
                                     -------------------------------------------
                                     Arthur J. Mastera
                                     Senior Vice President

                                  ORION CAPITAL CORPORATION

                                  By:           /s/ ALAN R. GRUBER
                                     -------------------------------------------
                                     Alan R. Gruber
                                     Chairman of the Board and
                                     Chief Executive Officer

                                  THE CONNECTICUT INDEMNITY COMPANY

                                  CONNECTICUT SPECIALTY INSURANCE COMPANY

                                  DESIGN PROFESSIONALS INSURANCE COMPANY

                                  EBI INDEMNITY COMPANY

                                  EMPLOYEE BENEFITS INSURANCE COMPANY

                                  THE FIRE & CASUALTY INSURANCE COMPANY OF
                                  CONNECTICUT

                                  SECURITY INSURANCE COMPANY OF HARTFORD

                                  SECURITY REINSURANCE COMPANY

                                  By:           /s/ ALAN R. GRUBER
                                     -------------------------------------------
                                     Alan R. Gruber
                                     Chairman

                                  SECURITYRE, INC.

                                  By:        /s/ RAYMOND J. SCHUYLER
                                     -------------------------------------------
                                     Raymond J. Schuyler
                                     Senior Vice President-Investments

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